Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement’) is entered into as of the date of the parties’ execution hereof and is effective as of the Effective Date set forth on Schedule A hereto, by and between athenahealth, Inc. (“Athena”) and the undersigned Employee (“Employee”). In consideration of the offer of continued employment, Employee’s promotion to a new role, access to Athena’s confidential information, customer goodwill and other legitimate business resources of Athena to which Employee would not otherwise have had access, and other mutual promises, terms, provisions and conditions in this Agreement, the parties hereby agree as follows:
1.At-Will Employment; Term.
a.    Athena hereby continues to employ Employee, and Employee accepts such continued employment with Athena, upon the terms and conditions contained in this Agreement.
b.    The provisions of this Agreement shall apply regardless of any change in Employee’s compensation, duties, responsibilities, role, reporting structure, or title during the course of the Employment Period.
c.    Employee’s employment is at-will and for no definite period of time.
2.    Duties.
a.    During the period that Employee is employed by Athena (the “Employment Period”), Employee will: (i) serve in the position set forth in Schedule A or in any other position that Athena may from time to time assign to Employee; (ii) perform all duties associated with each such position, as well as such other duties as Athena may from time to time assign to Employee, in each case in a timely and professional manner and in accordance with Athena’s reasonable instructions; (iii) devote substantially all of his or her business time and effort to the performance of such duties; and (iv) comply with Athena’s policies and procedures as in effect from time to time (including, but not limited to, those relating to conduct or legal compliance).
b.    No Prior Limitations. Employee warrants to Athena that, except as disclosed on Schedule A hereto, Employee is not party to any agreement or understanding that would limit the ability of Employee to work in any capacity or position at Athena (e.g., any non-compete, non-disclosure, or similar agreement).
c.    Maintenance of Third-Party Confidentiality. Athena respects the confidentiality of third parties’ information, and Employee shall not provide any information that is confidential to a former employer to Athena or use such information in the performance of Employee’s duties as an Athena employee.
3.    Compensation and Benefits.
a.    Base Salary. Employee’s base salary will be at an annual gross rate, details of which are outlined in Schedule A and subsequently maintained and viewable in the Employee’s record in Athena’s Workday system (the “Base Salary”). The Base Salary may be adjusted from time to time in Athena’s sole discretion. The Base Salary and any cash payments identified in “Other Compensation” on Schedule A shall be payable in accordance with Athena’s payroll practices, as in effect from time to time, and shall be subject to required federal, state, and local taxes and withholdings.
b.    Paid Time Off. Employee will be entitled to paid time off (PTO) and leave of absence in accordance with Athena’s policies as in effect from time to time.
c.    Participation in Employee Benefit Plans. Employee will be entitled to participate in any health, life, or disability insurance plans and retirement, pension, or profit-sharing plans that may be offered by Athena, subject to the eligibility rules of each plan. Benefits under each plan are governed solely by that plan, and Athena may in its sole discretion modify or eliminate any plan or benefits thereunder by notice to Employee.

d.    Bonus. Employee will be eligible for annual consideration for a bonus based on Employee’s and Athena’s performance, provided that Employee was an employee of Athena during the third quarter of the year in question, is not on an action plan at the time of the performance review, and remains an employee of Athena at the time that the bonus is to be paid. Such bonus, if any, shall be determined by Athena in its sole discretion, and shall be paid according to the schedule determined by Athena. Any sales commissions or other performance-related payments for which Employee may be eligible are covered separately under Athena’s Sales Incentive Plan as in effect from time to time.
e.    Equity. Any grant of shares, or right to acquire shares, of Athena’s stock set forth in Schedule A is a promise only to recommend such grant to Athena’s Board of Directors and is therefore subject to (i) separate approval of the Board of Directors or its designee (which approval may be withheld for any or no reason), (ii) determination of any exercise price and vesting schedule by the Board of Directors, and (iii) the terms and conditions in Athena’s equity incentive plan under which the grant is made, as in effect from time to time, and the applicable grant agreement form as in effect at the time of approval. Regardless of any agreement to the contrary, any grant of a right to acquire shares of Athena stock will be solely an incentive to potential future performance from the date of vesting forward, and Employee will have no right to exercise that right or to acquire such stock except as explicitly set forth in Athena’s applicable equity incentive plan and agreement forms.
4.    Expenses.
Athena shall pay or reimburse Employee, in accordance with Athena’s policies as in effect from time to time, for reasonable expenses incurred by Employee in connection with the performance of Employee’s duties for Athena hereunder. Employee’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.
5.    Confidential Information.
a.    Definition of Confidential Information. “Confidential Information” means any and all information belonging to Athena, or belonging to any third party (e.g., any of Athena’s affiliates, clients, or vendors) and held in confidence by Athena, that: (i) is not generally known to the public, (ii) is designated or treated by Athena or such third party as confidential, or (iii) would be reasonably understood to be of a confidential nature for a company in Athena’s industry. Confidential Information may be in any form and includes, but is not limited to, information consisting of or relating to: algorithms, formulas, methods, models, processes, and work flows; specifications; know-how, show-how, and trade secrets; Assigned Intellectual Property and Proprietary Rights (each as defined below); research and development activities and test results; patent and trademark applications; software, source code, and object code; contracts and arrangements; business records; customer and vendor lists and information; marketing plans, business plans, and financial information and projections; compensation arrangements and personnel files; tax arrangements and strategies; intercompany arrangements; costs, price lists, and pricing policies; and any existing or proposed acquisition, strategic alliance, or joint venture.
b.    Exceptions to Confidential Information. Confidential Information shall not include information that (i) is or becomes publicly available through no fault of Employee, or (ii) is shown by written record to have been in the possession of or known to Employee prior to the Employment Period. Furthermore, this Section 5 will not apply to the extent that Employee is required to disclose any Confidential Information by applicable law or legal process, and, to the extent legally permissible, Employee promptly notifies Athena of such requirement and cooperates with Athena (at its expense) to contest or limit such disclosure. Nothing in this Agreement limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.
c.    Non-Disclosure and Non-Use. During the Employment Period and at all times thereafter, Employee shall use best efforts to hold all Confidential Information in the strictest confidence, without disclosure to any third party (even Athena’s employees, consultants, and professional advisors) except as necessary to perform Employee’s duties hereunder or as expressly authorized in advance by Athena, and will use such information solely for the purpose of performing services for Athena and not for Employee’s own benefit or that of any third party. Employee shall not (i) disclose or use more than the minimum amount of information necessary for the purpose of that disclosure or use; (ii) render any services to any third party to which or to whom Confidential Information has been, or is threatened to be, disclosed contrary to this Section 5; or (iii) use or disclose any information that is subject to confidentiality restrictions placed upon it by a third party and may not be disclosed to Athena (Athena expressly disclaims any request or requirement that Employee disclose or use any such information).
d.    HIPAA. Employee recognizes and acknowledges that (i) Athena is regulated as both a Covered Entity and a Business Associate under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); (ii) in the course of employment, Employee may have access to Protected Health Information (“PHI”), as defined under HIPAA, and other personally identifiable information (“PII”) covered by applicable privacy laws; and (iii) PHI and PII are Confidential Information, subject to strict confidentiality and security restrictions under HIPAA, applicable Athena policies, and other applicable law.
e.    Ownership of Confidential Information. All Confidential Information, including any Confidential Information developed by Employee on behalf of Athena, or during the Employee’s employment and related to the current or prospective business of Athena, and any media containing it are and shall remain the property solely of Athena or the third party that provided such information to Athena, and Employee shall not obtain any right, title, or interest in or to any Confidential Information under this Agreement or by the performance of any obligations hereunder.
f.    Notice Under Section 1833(b) of the Defend Trade Secrets Act. Employee acknowledges and agrees that he or she is hereby notified of the immunity provisions of Section 1833(b) of the federal Defend Trade Secrets Act, which provides as follows:

(b) IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING.—
(1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.    Intellectual Property.
a.    Definitions.
i.    “Assigned Intellectual Property” means any and all Intellectual Property that is in whole or in part authored, conceived, created, developed, discovered, invented, learned, made, originated, prepared, or reduced to practice by Employee, either alone or together with others, during or after the Employment Period and (A) arises out of, is based upon, or incorporates any Confidential Information; (B) is made through the use of equipment, facilities, supplies, funds, or other property of Athena or any of its affiliates; or (C)  arises out of or relates to work performed by Employee for Athena or any of its affiliates.
ii.    “Intellectual Property” means all concepts, creations, developments, discoveries, ideas, improvements, innovations, and inventions; designs, models, plans, and prototypes; methods, procedures, processes, shop practices, and techniques; algorithms and formulas; data, databases, and data structures; source and object codes, software, and computer programs; systems and topologies; data, hardware, and user interfaces; reports and test results; specifications; documentation, memoranda, notebooks, notes, papers, records, workbooks, and writings; drawings, expressions, graphics, illustrations, and photographs; dress, marks, and names; works of authorship; know-how, show-how, and trade secrets; and any improvements on or to, or derivative works from, any of the foregoing, whether or not reduced to writing, patented or patentable, or registered or registrable under copyright, trademark, or similar laws.
iii.    “Proprietary Rights” means any and all right, title, and interest in, to, and under (A) patents, copyrights, trademarks, service marks, and trade names that constitute or relate to Assigned Intellectual Property; (B) applications to register any of the foregoing (including, but not limited to, any continuations, divisions, extensions, and reissues of any patent application); (C) trade secrets that constitute or relate to Assigned Intellectual Property; and (D) goodwill associated with any of such trademarks, service marks, or trade names.
b.    Works Made for Hire. Employee hereby acknowledges and agrees that any Assigned Intellectual Property that is an original work of authorship protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act of 1976, and will be automatically the property solely of Athena. If the copyright to such Assigned Intellectual Property will not be Athena’s property by operation of law, Employee hereby, without further consideration, assigns to Athena all of Employee’s right, title, and interest in and to such copyright.
c.    Assignment of Rights to Intellectual Property. Employee hereby irrevocably and exclusively assigns to Athena all right, title, and interest that Employee has, or at any time may come to have, in and to any and all Assigned Intellectual Property and Proprietary Rights. During the Employment Period and thereafter, Employee shall (i) keep and maintain adequate and current notes and other records of all Assigned Intellectual Property, (ii) provide such notes and records to Athena from time to time upon Athena's request, and (iii) provide prompt written notice to Athena of the development or creation of any Assigned Intellectual Property or Proprietary Right. Employee agrees to execute such instruments of assignment, confirmation, conveyance, or transfer and other documents as Athena may reasonably request to confirm, evidence, or perfect the assignment of all of Employee’s right, title, and interest in and to any and all Assigned Intellectual Property and Proprietary Rights. Employee hereby waives and quitclaims to Athena any and all claims of any nature whatsoever that Employee may now or hereafter have in any Assigned Intellectual Property or for infringement of any Proprietary Rights assigned hereunder. To the extent Employee is unable to assign all rights, title and interests in and to the Assigned Intellectual Property, Employee will do so at Employee’s first opportunity, and pending such assignment, Employee hereby grants to Athena an exclusive, irrevocable, non-exclusive, fully paid-up, perpetual, royalty-free worldwide license to use, duplicate, modify, sublicense, distribute, display and otherwise engage the Assigned Intellectual Property for any and all purposes. If, in the course of the Employment Period, Employee incorporates pre-existing Intellectual Property that Employee owns, or has the ability to license, into an Athena product, process or machine and such pre-existing Intellectual Property is not otherwise assigned to Athena, Employee hereby grants Athena a nonexclusive, fully paid-up, royalty-free, irrevocable, perpetual, transferrable, worldwide license, with the right to sublicense through multiple tiers, to such pre-existing Intellectual Property, including, without limitation, the rights to use, reproduce, display, perform, promote, create derivative works of, market, distribute, offer for sale and sell, export, permit the online use of or otherwise use such pre-existing Intellectual Property. At Athena’s request and expense, Employee will assist Athena in every proper way (including, without limitation, by executing patent applications) to obtain and enforce Proprietary Rights in any country. Employee will not charge Athena for time spent in complying with these obligations.
d.    Power of Attorney. By this Agreement, Employee hereby irrevocably constitutes and appoints Athena as Employee’s attorney-in-fact solely for the purpose of executing, in Employee’s name and on Employee’s behalf, (i) such instruments or other documents as may be necessary to evidence, confirm, or perfect any assignment pursuant to the provisions of this Section 6 and (ii) such applications, certificates, instruments, or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of Athena and is irrevocable.
e.    Prior Inventions. Employee’s obligation to assign Assigned Intellectual Property and Proprietary Rights shall not apply to any Prior Invention disclosed on Schedule A hereto. Employee represents that Schedule A contains a complete list of all Prior Inventions and, if there is no Schedule A attached hereto, or if it is left blank, there are no Prior Inventions. If Employee incorporates into a product, service, or process of Athena or any of its affiliates a Prior Invention or any other Intellectual Property in which Employee has an interest, or if the manufacture, use, sale, or import of any product or service of Athena or any of its affiliates or the practice of any process of Athena or any of its affiliates would infringe any Prior Invention or any other Intellectual Property in which Employee has an interest, Athena is hereby automatically granted a non-exclusive, royalty-free, fully paid, irrevocable, transferable, perpetual, world-wide license under such Prior Invention or other Intellectual Property to make, have made, modify, use, import, and sell such product or service or to practice such process, Prior Invention, or Intellectual Property.
f.    Compliance with Law. The provisions of this Section 6 shall not apply to the extent that they are invalid under applicable law. For example, if Employee is a resident of the State of California, the assignment provisions of Section 6(c) shall apply only to Intellectual Property that meets any one of the following criteria: (i) at the time of conception or reduction to practice of that Intellectual Property, it relates to (A) the business, projects, or actual or demonstrably anticipated research or development of Athena of any of its affiliates; (B) any product or service of any of those entities; or (C) the manufacture or utilization of any of those products or services; (ii) it results from any work performed directly or indirectly by Employee for Athena; or (iii) it results, at least in part, from Employee’s use of Athena’s time, equipment, supplies, facilities, or trade secret information; provided, however, that Assigned Intellectual Property shall not include any Intellectual Property that is excluded under the provisions of California Labor Code Section 2870 (a copy of which is included on Schedule A).
7.    Termination of Employment.
a.    Termination by Athena. Athena may terminate Employee’s employment at any time with or without Cause upon notice to Employee.
b.    Termination by Employee. Employee may terminate Employee’s employment with Athena at any time with or without Good Reason upon sixty (60) days’ written notice to Athena; provided that in a termination for Good Reason, (i) Employee’s notice to Athena must specify in reasonable detail the condition giving rise to the Good Reason and be delivered to Athena no later than the thirtieth (30th) day following the occurrence of that condition, (ii) Employee must provide Athena a cure period of thirty (30) days to remedy the condition; and (iii) Employee must terminate Employee’s employment for Good Reason within thirty (30) days following the expiration of the cure period if Athena fails to remedy the condition.

c.    Final Compensation Upon Termination. Upon termination of employment with Athena, howsoever occurring, Employee will be entitled to receive (i) any accrued but unpaid portion of Employee’s base salary through the date of termination, (ii) any accrued but unused paid time off, (iii) outstanding business expenses reimbursable under Athena’s then-applicable policies, and (iv) any other vested benefits that may be owed through the date of termination (all of the foregoing, the “Final Compensation”). Upon and following termination of Employee’s employment for any reason, Athena will have no liability or obligation to Employee other than as set forth in this Section 7 or as provided by law.
d.    Severance. Upon termination of employment by Athena without Cause or by Employee for Good Reason, in addition to the Final Compensation: (i) Employee will be entitled to receive a lump sum payment equivalent to six (6) months of the Base Salary (the “Severance Payment”); and (ii) if such termination occurs during the first four years of Employee’s employment in the position listed on Schedule A, the Promotion Equity Grant (as defined in Schedule A) will continue to vest through the first vesting date that next follows such termination of employment (together with the Severance Payment, the “Severance Benefits”). The payment or provision of the Severance Benefits is conditioned upon Employee’s timely execution and delivery to Athena of an effective separation agreement containing a general release of claims and other customary terms in the form provided to Employee by Athena at the time Employee’s employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date Employee’s employment is terminated. The Severance Payment will be made on Athena’s next regular payday following the expiration of sixty (60) calendar days from the date of termination.
e.    Death and Disability. Employee’s employment hereunder shall automatically terminate in the event of Employee’s death during employment. In the event Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement, either with or without reasonable accommodation, Athena will continue to pay Employee Employee’s base salary and to provide Employee benefits in accordance with Section 3(c) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If Employee is unable to return to work after twelve (12) weeks of disability, Athena may terminate Employee’s employment, upon notice to Employee. If any question shall arise as to whether Employee is disabled to the extent that Employee is unable to perform substantially all of Employee’s duties and responsibilities for Athena and its Affiliates, Employee shall, at Athena’s request, submit to a medical examination by a physician selected by Athena to whom Employee or Employee’s guardian, if any, has no reasonable objection to determine whether Employee is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and Employee fails to submit to the requested medical examination, Athena’s determination of the issue shall be binding on Employee.
f.    Benefits Termination. Except for any right Employee may have under the federal law known as “COBRA” or other applicable law to continue participation in Athena’s group health and dental plans at Employee’s cost, Employee’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of Employee’s employment, without regard to any Severance Payment, or other compensation or benefits, if any, paid to Employee following termination, and Employee shall not be eligible to earn vacation or other paid time off following the termination of Employee’s employment.
g.    Definitions.
i.    “Cause” for termination means, as determined by Athena in its reasonable judgment: (1) Employee’s substantial failure to perform (other than by reason of disability), or substantial negligence in the performance of, Employee’s duties and responsibilities to Athena or any of its Affiliates; (2) Employee’s material breach of this Agreement or any other agreement between Employee and Athena or any of its Affiliates; (3) Employee’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or

(4) other conduct by Employee that is or could reasonably be expected to be harmful to the business interests or reputation of Athena or any of its Affiliates.
ii.    “Good Reason” means (1) material diminution in the Executive’s duties, authority and/or responsibilities; (2) requirement that the Executive relocate to a location more than 50 miles from the location where the Executive is then providing services; (3) material reduction in Base Salary, unless such reductions are made across the board and apply to similarly situated executives of Athena; or (4) material breach by Athena of its obligations under this Agreement.
h.    Section 409A Deferred Compensation Tax Savings Provision.
i.    Regardless of any provision of this Agreement to the contrary, to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and such payment or benefit is payable upon Employee’s termination of employment, such payment or benefit shall only be payable upon Employee’s Separation from Service. “Separation from Service” means Employee’s separation from service from Athena, an affiliate thereof, or a successor entity within the meaning set forth in Section 409A, determined in accordance with the presumptions in Treasury Regulation Section 1.409A-1(h).
ii.    Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of employment, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Section 7 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Employee’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by Athena in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
iii.    This Agreement shall be administered in accordance with Section 409A, and, to the extent that any provision hereof is ambiguous as to its compliance with that Section, that provision shall be read so that all payments hereunder comply with that Section. This Agreement may be amended at the reasonable request of either party as necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
iv.    Athena makes no representation or warranty and shall have no liability to Employee or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A but does not satisfy an exemption from, or the conditions of, that Section.
i.    Return of Athena Property. Upon Athena’s request or the termination of Employee’s employment, Employee will immediately return to Athena all (i) documents, materials, records, files, notes, designs, drawings, notebooks, data, databases, and other information, in any media, related to the business of Athena or any of its affiliates, including all copies; (ii) property (whether owned or leased) of Athena or any of its affiliates that is in Employee’s possession or control (including, but not limited to, badges, computer hardware, data storage devices, manuals, programs, printers, faxes, telephones, calling or credit cards, supplies, tools, and vehicles); and (iii) documents and other media containing any Confidential Information (as defined in Section 5). At such time, Employee shall also destroy any Confidential Information in Employee’s possession or control that cannot be returned to Athena (e.g., information that is in an electronic or magnetic format and not on equipment or media owned by Athena). Employee agrees to provide Athena with access to (including by disclosing all necessary passwords) information on any computer equipment, network or system of Athena or a third party that provided such information to Athena. At Athena’s request, Employee will, to the extent within his or her control, provide Athena or its designee with access to any electronic devices that Employee used during the Employment Period so that Athena can confirm that no Athena information is on such equipment.
8.    Survival.
Sections 5 through 14 will remain in effect following termination of Employee’s employment with Athena. Upon termination by either Employee or Athena, all other rights, duties and obligations of Employee and Athena to each other shall cease, except as otherwise expressly provided in this Agreement.
9.    Media.
Employee hereby gives Athena the right to use the Employee’s name, image, including video, sound, or photographic image, in all forms and media in all manners, including audio/video and other representations (“Media”) taken during the Employment Period, while Employee is engaged in the duties identified in Section 2 of this Agreement. This permission may extend to any of Athena’s publications, promotional materials, marketing activities, presentations, and/or any other Media that exists or may exist in the future. Employee authorizes the use of such Media for any purpose deemed appropriate and necessary by Athena. In addition, Employee releases Athena from any and all liability for claims, demands, damages, actions, and causes of action arising from or in connection with the use of such Media. Employee understands that Athena shall be the exclusive owner of all Media, and has the authority to grant its agents the right to distribute and license the Media.
10.    Restrictive Covenants; Non-Solicitation.
a.    Exclusions. Each provision of this Section 10 shall not apply to the extent that it is invalid under applicable law.
b.    Non-Compete. During the Employment Period, Employee shall not render any services in any capacity to any Competitive Business or be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange. “Competitive Business” means any business engaged in the development, offer, license, sale, service, or support of any product or service that competes with any product or service that is developed or sold by Athena or any of its affiliates, or that is in planning by Athena or any of its affiliates, at any time during the Employment Period.
c.    Non-Solicitation. During the Employment Period, and for a period of twelve (12) months following the termination of Employee’s employment by Athena, however occurring, Employee shall not, directly or indirectly:
i.    solicit or encourage any of the following to purchase or use products or services competitive with those offered by Athena or any of its affiliates: (A) any client of Athena or any of its affiliates or (B) any prospect of Athena or any of its affiliates with which Employee had contact or concerning which Employee learned confidential information facilitating such solicitation or encouragement, in either case in connection with employment by Athena; or
ii.    on behalf of Employee or any third party, (A) solicit or encourage any employee or consultant of Athena or any of its affiliates to leave or curtail such employment or consultancy or (B) hire or retain as an employee, consultant, or in any other capacity any person who has left the employment of Athena or any of its affiliates within six months of such hiring or retention.
d.    Tolling. Except to the extent prohibited by applicable law, if Employee violates any of his or her obligations under this Section 10, the term of that obligation will be extended by a period equal to the duration of such violation.

11.    Equitable Relief.
Employee acknowledges and agrees that the rights and obligations set forth in Sections 5, 6, 9 and 10 of this Agreement are of a unique and special nature, that Athena would be materially and irreparably damaged if Employee breached any of those Sections, that monetary damages or any other remedy at law would not adequately compensate Athena for such injury, and that the provisions of those Sections are reasonable and necessary to preserve to Athena valuable proprietary and confidential information, customer good will and other legitimate business interests that give Athena advantage over its competitors. Accordingly, in addition to any other rights and remedies it may have, Athena will be entitled to (a) an injunction, specific performance, or other equitable relief (without the necessity of posting any bond or other security or proving damages) in case of any breach or threatened breach by Employee of Sections 5, 6, 9 or 10 and (b) indemnification against any costs and expenses (including, but not limited to, actual attorneys’ fees and court costs) incurred by Athena in obtaining any relief under clause (a).
12.    Notices.
Notices and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (a) when personally delivered; (b) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid); or (c) on the next business day after timely delivery to an overnight courier; in each case addressed to the intended recipient at the applicable address set forth on the signature page hereto (or such other address as the intended recipient may specify from time to time by notice to the other party).
13.    Mediation; Jurisdiction; Waiver of Jury Trial.
Except with respect to remedies and rights set forth in Section 11, any dispute or controversy arising under or relating to this Agreement or concerning Employee’s employment with or separation from Athena will be referred to mediation administered by JAMS in accordance with its employment dispute resolution rules. The mediation shall be held in the state in which the office to which Employee reports is located, and Athena shall pay the full costs thereof, excluding attorneys’ expenses and fees. If the dispute or controversy is not resolved through mediation or direct negotiation, then any action relating to that dispute or controversy must be brought in a court of competent jurisdiction in the state in which the office to which Employee reports is located. EACH PARTY AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BY A JUDGE ALONE AND HEREBY WAIVE AND FOREVER RENOUNCE THE RIGHT TO A TRIAL BEFORE A CIVIL JURY.
14.    Miscellaneous.
This Agreement may be executed in two or more counterparts, which together will be deemed one original. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to the subject matter hereof, including without limitation your prior employment agreement with Athena. This Agreement may only be amended by a written agreement signed by both parties hereto. If any provision of this Agreement is held to be unenforceable or overly broad, such unenforceability shall not render any other provision unenforceable, and the court or tribunal making such determination shall modify such provision so that the provision will be enforceable to the broadest extent permitted by law. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of Employee are personal and may not be assigned by him or her. No waiver by Athena of any breach under this Agreement will be considered valid unless in writing signed by Athena, and no such waiver will be deemed a waiver of any subsequent breach. This Agreement, performance hereunder, and Employee’s employment with or separation from Athena shall be governed by the laws of the state in which the office to which Employee reports is located, without regard to conflict of laws principles.

In witness whereof, the parties hereto have executed this Agreement as of the date indicated below their signatures hereto.

EMPLOYEE	ATHENAHEALTH, INC.
By: /s/ Karl Stubelis	By: /s/ Donna Hoffman
Print Name: Karl Stubelis	Name: Donna Hoffman
Print Address:	Title: VP Human Resources
Date: May 19, 2016	Date: May 19, 2016

SCHEDULE A TO EMPLOYMENT AGREEMENT

Employee Name:	Karl Stubelis
Effective Date:	May 31, 2016
Position:	Senior Vice President and Chief Financial Officer

Conflicting Agreements: The following is a complete list of all agreements may prohibit, restrict, or impair the ability of Employee to work in any capacity or position at Athena:

X	No such agreements
The agreements listed below (attach a copy of each agreement)

Compensation:

Base Salary:	$345,000

Other Compensation:
• A promotion equity award of 12,500 restricted stock units issuable for shares of Athena common stock, which will vest in four equal annual installments on each anniversary of the grant date (the “Promotion Equity Grant”)
• For 2016, Employee’s target annual cash bonus shall be 70% of his eligible earnings.
• Employee will be eligible for annual consideration for long-term incentive compensation in the form of an equity award based on his individual performance rating. For 2016, Employee’s target equity award (expressed as a percentage of base salary) shall be 275%.  (For the avoidance of doubt, such 2016 equity award, if any, shall be made in early 2017.)
• Severance benefits, as described in Section 7 of the Agreement and subject to the provisions of Section 7

Initials of Employee: KAS    Schedule A – Page 1

Prior Inventions: The following is a complete list of all Prior Inventions.

X	No Prior Inventions
Prior Inventions described below (reference and attach additional, initialed sheets if necessary)

CALIFORNIA LABOR CODE SECTION 2870

2870.    (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.

Initials of Employee: KAS    Schedule A – Page 2

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Initials of Employee: KAS    Schedule A – Page 3